U.S. Federal Income Tax Consequences of the Reverse Share Split

The following discussion summarizes the material U.S. federal income tax consequences of the proposed reverse share split. The discussion is based upon current federal income tax laws. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause this discussion to be inaccurate. We have not requested a ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below, and we cannot assure you that the IRS would agree with the conclusions set forth in this discussion. The following discussion assumes that the pre-reverse split common shares were, and the post-reverse-split common shares will be, held as “capital assets” as defined in the Internal Revenue Code of 1986, as amended. This discussion may not address certain U.S. federal income tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax-exempt entities), that may be subject to special treatment under the U.S. federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

Subject to the discussion below in this paragraph concerning the treatment of the receipt of cash payments instead of the receipt of fractional shares, no gain or loss should be recognized by a shareholder as a result of such shareholder’s exchange of pre-reverse split common shares for post-reverse split common shares in connection with the reverse share split. The tax basis and holding period of each post-reverse split common share received (including any fraction of a post-reverse split share deemed to have been received and then redeemed) should generally be the same as the tax basis and holding period of the pre-reverse split common shares surrendered in connection with receipt of the post-reverse split common shares, with the tax basis and holding period determined separately with respect to blocks of pre-reverse split common shares that were acquired on the same date and at the same price. The receipt of a cash payment instead of receipt of a fractional share interest will result in recognition of capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and the holder’s tax basis in his common shares that is allocated to such fractional share. Such gain or loss should be long term capital gain or loss if the holder’s holding period exceeds one year at the effective date of the reverse split. The deductibility of any capital loss is subject to limitations.